[BELL MICROPRODUCTS LOGO]



CONTACT:     Rob Damron
             Investor Relations Representative
             Bell Microproducts Inc.
             (414) 224-1668
             ir@bellmicro.com

FOR IMMEDIATE RELEASE

           BELL MICROPRODUCTS REPORTS THIRD QUARTER FINANCIAL RESULTS
                  RECORD SALES OF $555 MILLION AND EPS OF $0.02

SAN JOSE, CA--(October 29, 2003)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the third quarter ended September 30, 2003.

Revenues for the third quarter of 2003 were $555.5 million, up 1% over last year's third quarter revenues of $551.9 million, and up 11% from second quarter 2003 revenues of $502.6 million. Net earnings for the quarter ended September 30, 2003 were $0.4 million, or $0.02 per share on 23.1 million diluted shares. This compares to last year's third quarter pro forma net earnings of $0.4 million or $0.02 per share on 19.7 million diluted shares. Including a $2.8 million or $0.14 per share after-tax restructuring charge, the GAAP net loss for last year's third quarter was $2.4 million or $0.12 per share on 19.6 million diluted shares.

Sales for the first nine months of the current fiscal year were $1.59 billion, up 1% as compared with sales of $1.57 billion in the first nine months of last year. Pro forma net loss for the first nine months ended September 30, 2003 was $4.7 million, or $0.22 per share on 20.9 million diluted shares, compared with pro-forma net loss for the first nine months of 2002 of $3.9 million, or $0.20 per share on 19.0 million diluted shares. Including special charges, GAAP net loss for the nine months ended September 30, 2003 was $6.9 million or $0.33 per share, compared to GAAP net loss for the nine months ended September 30, 2002 of $8.0 million or $0.42 per share.

Commenting on the third quarter performance, Don Bell, Chairman and CEO of Bell Microproducts said, "Our third quarter improvement in financial performance over last year is an important accomplishment, following the longest downturn in our industry dating back to early 2001 and continuing through the first half of this year. During the quarter, sales increased in all of our business geographies, especially in Europe. The sales increase was achieved in essentially all product categories and across all regions. September was a record month. Furthermore, our strategic initiatives in product categories such as Enterprise Storage are resulting in continued market share gains. We kept our expenses under control during the quarter, even though we generated approximately $53 million more in revenue versus the second quarter of this year. Over the past six quarters we have reduced our expenses by more than $16 million on an annualized basis."



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Bell Microproducts Announces Q3 2003 Results                         Page 2 of 7
October 29, 2003



"Another significant event for Bell Micro in Q3", continued Mr. Bell, "was the successful completion of a 5.75 million share public equity offering, which raised $35 million, net to the company. We used the proceeds to pay down debt, complete the recently announced acquisition of EBM Berny in Mexico, and to fund a series of internal initiatives to increase our gross margins."

OPERATING TRENDS

Sales of the solutions category of products grew sequentially by over 8%, and the components and peripherals category grew faster, increasing 12% sequentially. This resulted in a flat gross profit percentage compared with the second quarter of 7.8%, but higher overall gross profits. Solutions sales were 48% of total sales. Gross profits increased by $3.9 million over the second quarter of 2003 "We were pleased that both categories of products experienced strong growth and contributed to a significant improvement in operating results," said Mr. Bell.

The Company held expenses flat with the prior quarter at $38.0 million, despite the significant increase in revenue over the second quarter of 2003, and the resulting costs associated with the volume increase. As a percent of sales, SG&A expenses dropped to 6.8% verses 7.3% in last year's quarter and 7.6% verses the second quarter of this year.

Because sales increased 10% sequentially, the absolute dollar amount of accounts receivable also increased, but the days' sales in receivables declined to 47 from 49 in the prior quarter. Inventory increased to $229 million at the end of the third quarter from $203 million at the end of the second quarter. This was primarily due to participating in certain vendor programs that had a favorable impact on obtaining desirable products and a positive impact on gross margin. Based on the substantially higher sales volume in the quarter, inventory turned at 8.9x, compared with 9.1x in the second quarter.

Due in part to the proceeds the company generated from the August equity offering, Bell Micro's total outstanding debt declined to $192 million at the end of Q3 2003 from $212 million at the end of Q2 2003.

MANAGEMENT DISCUSSION AND OUTLOOK

"The third quarter represented a clear improvement from our recent results", said Mr. Bell. "Sales increased in all geographic regions and product categories, we held our margins, we believe we gained market share, and our cost structure remained under control. Additionally, we improved our balance sheet with an infusion of new equity capital."

Mr. Bell concluded, "Although Q3 showed good improvement both year over year and sequentially, obtaining forward visibility remains challenging. We believe IT spending has entered a phase where spending will increase, but we remain cautious relative to general market demand. We are hopeful that Q3 will prove to be the turning point to better financial performance for our company. From a seasonal perspective, Q4 is typically a strong quarter, and we are expecting Q4 to show sequential improvement over Q3."

Bell Microproducts Announces Q3 2003 Results                         Page 3 of 7
October 29, 2003



CONFERENCE CALL ON THE WEB

Bell Microproducts will host a conference call to discuss second quarter results at 11:00AM Eastern on Wednesday, October 29, 2003. A live Internet broadcast of the Company's conference call will be available via the Company's web site at www.bellmicro.com or through this direct link http://www.bellmicro.com/Investor/information/Conference_Calls.htm.

ABOUT PRO FORMA PRESENTATION

In addition to our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a pro forma measure of net income or loss that is equal to GAAP adjusted to exclude certain costs and expenses. Our pro forma presentation gives an indication of our performance before restructuring costs and special charges that are considered by management to be outside of our core distribution operating results. We compute pro forma results by adjusting GAAP net income or loss with the impact of cost of sales adjustments for discontinued product lines, and restructuring costs related to severance and benefits for involuntary employee terminations and vacated excess facilities. These measures are not in accordance with, or an alternative for GAAP and may be materially different from pro forma measures used by other companies. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Bell Microproducts Announces Q3 2003 Results                         Page 4 of 7
October 29, 2003


SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

Bell Microproducts Announces Q3 2003 Results                         Page 5 of 7
October 29, 2003



                             BELL MICROPRODUCTS INC.
                                 Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                                          September 30,   December 31,
                                                              2003            2002
                                                          -------------   ------------
ASSETS
   Current assets:
      Cash                                                  $    169        $ 12,025
      Accounts receivable, net                               286,997         277,305
      Inventories                                            229,207         182,775
      Prepaid expenses and other current assets               24,619          23,786
                                                            --------        --------
              Total current assets                           540,992         495,891
                                                            --------        --------

   Property and equipment, net                                42,552          50,761
   Goodwill and other intangibles                             60,211          59,809
   Other assets                                                7,322           7,730
                                                            --------        --------
              Total assets                                  $651,077        $614,191
                                                            ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Accounts payable                                      $242,017        $211,881
      Borrowings under lines of credit                         2,718           7,919
      Short-term note payable and current portion of
          long-term notes payable                              8,266          23,458
      Other accrued liabilities                               34,186          45,847
                                                            --------        --------
              Total current liabilities                      287,187         289,105

   Borrowings under lines of credit                          100,190         100,555
   Long-term notes payable                                    80,738          75,500
   Other long-term liabilities                                 2,964           3,182
                                                            --------        --------
              Total liabilities                              471,079         468,342
                                                            --------        --------


   Shareholders' equity:
      Common Stock                                           153,470         115,888
      Retained earnings                                       18,389          25,311
      Cumulative translation adjustment                        8,139           4,650
                                                            --------        --------
              Total shareholders' equity                     179,998         145,849
                                                            --------        --------

                                                            --------        --------
      Total liabilities and shareholders' equity            $651,077        $614,191
                                                            ========        ========

Bell Microproducts Announces Q3 2003 Results                         Page 6 of 7
October 29, 2003



                             BELL MICROPRODUCTS INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)



                                                          Excluding Restructure            Excluding Restructure
                                                 -----------------------------------------------------------------------
                                                     Three Months Ended September 30,   Nine Months Ended September 30,
                                                        2003                2002           2003                2002
                                                 -----------------------------------------------------------------------
Net sales                                            $   555,476       $   551,895       $ 1,590,767       $ 1,572,536

Cost of sales                                            512,391           506,563         1,469,305         1,439,785
                                                     -----------       -----------       -----------       -----------
Gross profit                                              43,085            45,332           121,462           132,751

Operating expenses:
   Selling, general and administrative expenses           37,990            40,348           115,232           125,140

                                                     -----------       -----------       -----------       -----------
Total operating expenses                                  37,990            40,348           115,232           125,140

Income (loss) from operations                              5,095             4,984             6,230             7,611
Interest expense                                          (4,208)           (4,473)          (12,412)          (12,944)
                                                     -----------       -----------       -----------       -----------

Income (loss) before income taxes                            887               511            (6,182)           (5,333)
Provision for (benefit from) income taxes                    513                94            (1,484)           (1,440)
                                                     -----------       -----------       -----------       -----------
Net income (loss)                                    $       374       $       417       $    (4,698)      $    (3,893)
                                                     ===========       ===========       ===========       ===========

Earnings (loss) per share
   Basic                                             $      0.02       $      0.02       $     (0.22)      $     (0.20)
                                                     ===========       ===========       ===========       ===========
   Diluted                                           $      0.02       $      0.02       $     (0.22)      $     (0.20)
                                                     ===========       ===========       ===========       ===========

Shares used in per share calculation
   Basic                                                  22,471            19,610            20,913            19,012
                                                     ===========       ===========       ===========       ===========
   Diluted                                                23,098            19,735            20,913            19,012
                                                     ===========       ===========       ===========       ===========


      Pro forma presentation does not include restructuring and special pre tax charges of $3,405 for the three months ended September 30, 2002, and $2,926 and $5,688 for the nine months ended September 30, 2003 and 2002, respectively.

Bell Microproducts Announces Q3 2003 Results                        Page 7 of 7
October 29, 2003



                             BELL MICROPRODUCTS INC.
                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)




                                           --------------------------------    -------------------------------
                                           Three Months Ended September 30,    Nine Months Ended September 30,
                                                 2003              2002             2003              2002
                                             -----------       -----------       -----------       -----------

Net sales                                    $   555,476       $   551,895       $ 1,590,767       $ 1,572,536
Cost of sales                                    512,391           506,563         1,470,848         1,439,785
                                             -----------       -----------       -----------       -----------
Gross profit                                      43,085            45,332           119,919           132,751

Operating expenses:
    Selling, general and administrative
       expenses                                   37,990            40,348           115,232           125,140
    Restructuring costs                             --               3,405             1,383             5,688
                                             -----------       -----------       -----------       -----------
Total operating expenses                          37,990            43,753           116,615           130,828

Income (loss) from operations                      5,095             1,579             3,304             1,923
Interest expense                                  (4,208)           (4,473)          (12,412)          (12,944)
                                             -----------       -----------       -----------       -----------

Income (loss) before income taxes                    887            (2,894)           (9,108)          (11,021)
Income tax expense (benefit)                         513              (538)           (2,186)           (2,976)
                                             -----------       -----------       -----------       -----------
Net income (loss)                            $       374       $    (2,356)      $    (6,922)      $    (8,045)
                                             ===========       ===========       ===========       ===========


Earnings (loss) per share
    Basic                                    $      0.02       $     (0.12)      $     (0.33)      $     (0.42)

                                             ===========       ===========       ===========       ===========
    Diluted                                  $      0.02       $     (0.12)      $     (0.33)      $     (0.42)
                                             ===========       ===========       ===========       ===========

Shares used in per share calculation
    Basic                                         22,471            19,610            20,913            19,012
                                             ===========       ===========       ===========       ===========
    Diluted                                       23,098            19,610            20,913            19,012
                                             ===========       ===========       ===========       ===========